Exhibit 99.1


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For More Information Contact:

INVESTOR RELATIONS
Rick Etskovitz
Astea International, Inc.
215-682-2500
retskovitz@astea.com

For Immediate Release:

             Astea Appeals NASDAQ Determination and Requests Hearing

HORSHAM, PA - July 29, 2003 - Astea International Inc. (NASDAQ: ATEA), a global provider of Service Smart, Enterprise Proven CRM solutions, today announced that it received on July 23, 2003 a NASDAQ Staff Determination indicating the company has failed to comply with the minimum bid price requirement of $1.00 a share as set forth in Marketplace Rule 4310(c)(4) for continued listing on the NASDAQ SmallCap Market, and is therefore subject to delisting.

The company has appealed this determination, and has requested a hearing before a NASDAQ Listing Qualifications Panel. Astea's common stock will remain listed on the NASDAQ SmallCap Market pending a decision from the NASDAQ Listing Qualifications Panel. There can be no assurance that the Listing Panel will grant the company's request for continued listing.

At the hearing, the company intends to present its plan to regain compliance with the minimum bid price requirement, which could include, among other things, a reverse share split that is currently being submitted to a vote of its shareholders. However, even if a reverse share split were approved and implemented by the company's board of directors and shareholders, there can be no assurances that the stock price will remain above the minimum bid requirement of $1.00 or that the Listing Panel will grant the company's request for continued listing.



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About Astea International

Astea International Inc. (www.astea.com) is a global supplier of integrated Customer Relationship Management (CRM) solutions that provide service-centric companies with a rapid return on their technology investment. Astea's flagship product, Alliance CRM Suite, integrates, automates, and streamlines sales and service business processes, thereby increasing productivity, competitive advantage, customer focus, top-line revenue growth and profitability. The full module set includes Sales & Marketing, Contact Center, Field Service, Professional Services and Mobile CRM solutions. Extending relationship from the field to the front office, the Company offers over twenty years of domain expertise, linking disparate business organizations, and collapsing the time from contract to cash. Astea Alliance solutions manage the entire customer lifecycle from generating leads, to closing sales, to providing world-class support that drives business.


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(C)2003 Astea International Inc. Astea and Astea Alliance CRM are trademarks of
Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.


This press release contains forward-looking statements, including statements about the Company's ability to satisfy NASDAQ's listing requirements, that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Among these risk factors are the impact of the NASDAQ action, the possibility of an unfavorable ruling from the Listing Panel, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and the uncertainty of continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors that could affect the Company's financial results and meaningful cautionary statements are included in the Company's reports, including the Form 10-K for the fiscal year ended December 31, 2002, and more recent 10-Q's.